Exhibit 99.1

FOR IMMEDIATE RELEASE: Monday, February 25, 2013	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS (February 25, 2013) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2013 second quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended January 31			Six Months Ended January 31
	2013	2012	Change	2013	2012	Change
Net sales	$596	$581	3%	$1,185	$1,189	0%
Operating income	71	75	(5)%	145	165	(12)%
Net earnings	51	54	(6)%	105	122	(14)%

Diluted EPS (*)	$0.34	$0.35	(3)%	$0.70	$0.80	(13)%

(*) The prior year EPS amounts reflect the impact of last year’s two-for-one stock split.

“Our diversified portfolio of global filtration businesses delivered a new sales record in our second quarter,” said Bill Cook, Donaldson’s CEO. “Our Gas Turbine Products’ sales increased 79 percent as we shipped a number of large project shipments to our Customers this quarter. This offset weaker sales into the North American On-Road truck market, the On-Road and Off-Road equipment markets in Asia, and for On-Road and Off-Road replacement filters in Europe. We did see improved demand for replacement filters in the Americas and in Asia, with our local currency sales increasing 4 and 6 percent, respectively.”

“Despite our higher sales, our operating margin decreased 100 basis points from last year to 11.9 percent due to lower fixed cost absorption in our Engine Products segment and the mix shift to large Gas Turbine project shipments. This was partially offset by savings from our ongoing Continuous Improvement initiatives. We continued to take actions to better align our manufacturing and operating expenses with our forecasted Customer demand. However, we are also continuing the engineering work on many new OEM Customer programs that will be going into production in the next 24 months. In addition, we continue to work on our global Strategic Business Systems project. We have chosen to continue these investments to support our Strategic Growth Goals.”

“Based on input from key Customers, we see current market conditions continuing in the near term due primarily to the ongoing high levels of global economic uncertainty. Fortunately, we anticipate strength in our Gas Turbine business for the balance of our fiscal year, which will help offset some of the weakness in our other businesses. As a result, we are forecasting our Company’s full-year sales to be approximately equal to last year’s record $2.5 billion, and our FY13 EPS forecast is between $1.61 and $1.81 per share.”

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Donaldson Company, Inc.

February 25, 2013

Financial Statement Discussion

The impact of foreign currency translation decreased sales by $1.7 million, or 0.3 percent, during the quarter and decreased sales by $18.6 million, or 1.6 percent, year-to-date, compared to the same periods last year. The impact of foreign currency translation increased reported net earnings by $0.2 million, or 0.3 percent, during the quarter and decreased reported net earnings by $1.2 million, or 1.0 percent, for the year.

Gross margin was 33.4 percent for the quarter and 33.5 percent year-to-date, compared to prior year margins of 34.6 percent and 35.0 percent, respectively. The year-over-year decrease is primarily attributable to lower fixed cost absorption due to the decrease in our production volumes and the mix impact due to large Gas Turbine project shipments. Restructuring expenses included in gross margin were $0.5 million in the quarter and $0.7 million year-to-date. The lower fixed cost absorption and restructuring expenses were partially offset by the benefits from our ongoing Continuous Improvement initiatives.

Operating expenses for the quarter were $127.8 million, up 1.4 percent from last year’s $126.0 million. As a percent of sales, operating expenses were 21.4 percent, compared to last year’s 21.7 percent. Operating expenses year-to-date were $252.5 million, or 21.3 percent of sales, compared to $250.7 million, or 21.1 percent of sales, last year. Restructuring expenses included in operating expenses were $0.9 million in the quarter and $1.0 million year-to-date. Our cost containment actions helped offset the restructuring expenses, higher pension expenses, and incremental expenses related to our Strategic Business Systems project.

Our effective tax rate for the quarter was 28.3 percent, compared to a prior year rate of 29.6 percent. The decrease was primarily due to $0.8 million in tax benefits from the retroactive reinstatement of the Research and Experimentation Credit in the U.S. The year-to-date effective tax rate was 28.9 percent, compared to a prior year rate of 27.3 percent.

As part of our ongoing share repurchase program we repurchased 320,000 shares, or 0.2 percent of our diluted outstanding shares, for $10.2 million during the quarter. Year-to-date we have repurchased 1,820,000 shares, or 1.2 percent of our diluted outstanding shares, for $61.0 million.

FY13 Outlook

•	We are projecting our full-year sales to be approximately equal to last year’s record $2.5 billion. Our forecast is based on the Euro at US$1.34 and 94 Yen to the US$.

•	Our full-year operating margin forecast is 13.9 to 14.7 percent.

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Donaldson Company, Inc.

February 25, 2013

•	Our FY13 tax rate is anticipated to be between 28 and 30 percent.

•	We forecast our FY13 EPS to be between $1.61 and $1.81.

•	Cash generated by operating activities is projected to be between $240 and $270 million. Our capital spending is estimated to be between $90 and $100 million.

Engine Products: We forecast FY13 sales to decrease slightly compared to FY12, including the impact of foreign currency.

•	Our On-Road OEM Customers are planning to build fewer heavy- and medium-duty trucks. Demand from our Off-Road OEM Customers is anticipated to be mixed: build rates of agriculture equipment are forecasted to remain good, build rates of construction equipment are expected to slowly improve in North America but remain weak in Europe and China, and build rates of mining equipment are expected to decrease globally.

•	We are anticipating slowly improving growth for Aftermarket Products. Current utilization rates for off-road equipment and on-road heavy trucks began stabilizing late in the second quarter and inventory levels at dealers and distributors are consistent with current utilization. We should benefit from our continued expansion into emerging economies, from the increasing number of systems installed in the field with our proprietary filters, and from our increasing sales of liquid filtration products.

•	We forecast our Aerospace and Defense Products’ sales to be slightly lower than last year as the continued slowdown in military activity is expected to be partially offset by growth from commercial aerospace sales.

Industrial Products: We forecast sales to increase 1 to 6 percent over FY12, including the impact of foreign currency.

•	Our Industrial Filtration Solutions Products’ sales are projected to decrease slightly compared to last year. We assume manufacturing activity will increase moderately in the Americas, slowly improve in Asia, and continue to be weak in Europe.

•	We anticipate our Gas Turbine Products’ sales to be up 27 to 32 percent due to continued strength in both the large turbine power generation and the oil and gas markets.

•	Special Applications Products’ sales are now forecast to be down 1 to 6 percent with expected weaker end market demand for disk drive filters partially offset by growth from membranes products and integrated venting products.

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Donaldson Company, Inc.

February 25, 2013

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,800 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing global economic uncertainty, the reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts and defaults of sovereign nations, military and terrorist activities, health outbreaks, natural disasters, and all of the other risk factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

February 25, 2013

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2013	2012	2013	2012
Net sales	$596,036	$580,883	$1,184,983	$1,189,178

Cost of sales	397,059	380,066	787,713	773,427

Gross margin	198,977	200,817	397,270	415,751

Operating expenses	127,785	126,049	252,541	250,656

Operating income	71,192	74,768	144,729	165,095

Other income, net	(2,542)	(4,550)	(8,354)	(9,410)

Interest expense	2,885	2,899	5,556	6,069

Earnings before income taxes	70,849	76,419	147,527	168,436

Income taxes	20,036	22,598	42,601	46,062

Net earnings	$50,813	$53,821	$104,926	$122,374

Weighted average shares
Outstanding (*)	147,951,535	150,105,610	148,531,306	150,309,746

Diluted shares outstanding (*)	149,988,832	152,825,570	150,742,467	152,961,346

Net earnings per share (*)	$0.34	$0.36	$0.71	$0.82

Net earnings per share assuming dilution (*)	$0.34	$0.35	$0.70	$0.80

Dividends paid per share (*)	$0.090	$0.075	$0.180	$0.150

(*) Prior year shares and per share amounts reflect the impact of the Company’s two-for-one stock split that occurred during the third quarter of Fiscal 2012.

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Donaldson Company, Inc.

February 25, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2013	July 31 2012
ASSETS

Cash, cash equivalents and short-term investments	$284,483	$318,151
Accounts receivable, net	407,528	438,796
Inventories, net	261,932	256,116
Prepaids and other current assets	78,897	72,599

Total current assets	1,032,840	1,085,662

Other assets and deferred taxes	273,100	259,511
Property, plant and equipment, net	412,728	384,909

Total assets	$1,718,668	$1,730,082

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$171,881	$199,182
Employee compensation and other liabilities	171,328	201,848
Short-term borrowings	59,335	95,147
Current maturity long-term debt	82,467	2,346

Total current liabilities	485,011	498,523

Long-term debt	120,375	203,483
Other long-term liabilities	109,102	118,062

Total liabilities	714,488	820,068

Equity	1,004,180	910,014

Total liabilities and equity	$1,718,668	$1,730,082

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Donaldson Company, Inc.

February 25, 2013

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2013	2012
OPERATING ACTIVITIES

Net earnings	$104,926	$122,374
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	32,896	30,896
Changes in operating assets and liabilities	(26,831)	(43,485)
Tax benefit of equity plans	(8,560)	(7,576)
Stock compensation plan expense	6,218	6,440
Other, net	531	(6,451)
Net cash provided by operating activities	109,180	102,198

INVESTING ACTIVITIES

Net expenditures on property and equipment	(51,753)	(36,349)
Net change in short-term investments	31,250	(93,455)
Net cash used in investing activities	(20,503)	(129,804)

FINANCING ACTIVITIES

Purchase of treasury stock	(60,975)	(73,558)
Net change in debt and short-term borrowings	(38,534)	33,452
Dividends paid	(26,495)	(22,342)
Tax benefit of equity plans	8,560	7,576
Exercise of stock options	9,152	9,791
Net cash used in financing activities	(108,292)	(45,081)

Effect of exchange rate changes on cash	10,434	(19,877)

Decrease in cash and cash equivalents	(9,181)	(92,564)

Cash and cash equivalents – beginning of year	225,789	273,494

Cash and cash equivalents – end of period	$216,608	$180,930

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Donaldson Company, Inc.

February 25, 2013

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2013:
Net sales	$353,840	$242,196	—	$596,036
Earnings before income taxes	39,025	32,592	(768)	70,849

3 Months Ended January 31, 2012:
Net sales	$370,834	$210,049	—	$580,883
Earnings before income taxes	48,418	30,597	(2,596)	76,419

6 Months Ended January 31, 2013:
Net sales	$724,500	$460,483	—	$1,184,983
Earnings before income taxes	86,449	65,154	(4,076)	147,527

6 Months Ended January 31, 2012:
Net sales	$764,559	$424,619	—	$1,189,178
Earnings before income taxes	108,296	64,896	(4,756)	168,436

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2013	2012	2013	2012
Engine Products segment:
Off-Road Products	$83,262	$87,035	$174,259	$181,143
On-Road Products	31,163	39,376	65,919	82,001
Aftermarket Products	211,862	214,070	430,258	440,967
Retrofit Emissions Products	3,362	4,651	6,259	9,288
Aerospace and Defense Products	24,191	25,702	47,805	51,160
Total Engine Products segment	$353,840	$370,834	$724,500	$764,559

Industrial Products segment:
Industrial Filtration Solutions Products	$132,452	$132,041	$261,028	$265,440
Gas Turbine Products	66,319	37,011	113,562	72,592
Special Applications Products	43,425	40,997	85,893	86,587
Total Industrial Products segment	$242,196	$210,049	$460,483	$424,619

Total Company	$596,036	$580,883	$1,184,983	$1,189,178

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Donaldson Company, Inc.

February 25, 2013

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31		January 31
	2013	2012	2013	2012

Net cash provided by operating activities	$45,117	$44,512	$109,180	$102,198
Net capital expenditures	(30,349)	(17,858)	(51,753)	(36,349)
Free cash flow	$14,768	$26,654	$57,427	$65,849

Net earnings	$50,813	$53,821	$104,926	$122,374
Income taxes	20,036	22,598	42,601	46,062
Interest expense	2,885	1,789	5,556	4,160
Depreciation and amortization	16,870	15,322	32,896	30,896
EBITDA	$90,604	$93,530	$185,979	$203,492

Prior year net sales	$580,883	$537,105	$1,189,178	$1,074,014
Change in net sales, excluding foreign currency translation	16,898	47,980	14,409	105,946
Foreign currency translation	(1,745)	(4,202)	(18,604)	9,218
Current year net sales	$596,036	$580,883	$1,184,983	$1,189,178

Prior year net earnings	$53,821	$44,579	$122,374	$97,713
Change in net earnings, excluding foreign currency translation	(3,166)	9,829	(16,285)	23,917
Foreign currency translation	158	(587)	(1,163)	744
Current year net earnings	$50,813	$53,821	$104,926	$122,374

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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